Exhibit 99.1
FOR IMMEDIATE RELEASE
For more information contact:

Investor Relations	Media Relations
Gene Skayne	Kevin Flanagan
508.323.1080	508.323.1101
gene_skayne@3com.com	kevin_flanagan@3com.com
3Com Board to Implement Shareholder Proposals
MARLBOROUGH, Mass.—February 3, 2009—The Board of Directors of 3Com Corporation (Nasdaq: COMS) today announced that in keeping with the company’s commitment to corporate governance best practices, it will implement the two shareholder proposals approved at the Company’s 2008 annual meeting.
The first proposal requests that the Company adopt a policy requiring that stock options granted to senior executives be performance-based. The Board intends to implement a policy consistent with the shareholder proposal that will take effect at the start of 3Com’s 2010 fiscal year, which begins May 30, 2009.
The second proposal calls for declassification of the company’s Board so all directors are elected to one-year terms at each annual meeting. Currently, the Board is classified into two classes, with each class elected for a two-year term. Declassification of the Board requires further shareholder action. Accordingly, the Board intends to recommend that the shareholders approve an amendment to the Company’s certificate of incorporation to declassify the Board at the next annual shareholders’ meeting, which is currently scheduled for September 2009.
“The plan to implement these proposals reflects the Board’s ongoing commitment to our shareholders,” said 3Com Chairman Eric Benhamou. “Pending shareholder approval of the amendment to 3Com’s certificate of incorporation, both proposals will go into effect during the current calendar year.”
About 3Com Corporation
3Com Corporation is a $1.3B global converged networking solutions provider that enables organizations to improve the performance, management and security of their networks at an exceptional value. The company’s H3C enterprise networking portfolio provides best-in-class performance, efficiency and reliability and delivers unparalleled return on investment. 3Com’s TippingPoint Intrusion Prevention Systems (IPS) and network security management solutions lead the industry in application, infrastructure and performance protection. For further information, please visit www.3com.com, or our press site www.3com.com/pressbox.
- End -

3Com Board to Implement Shareholder Proposals, p. 2
Safe Harbor
This news release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements concerning intentions to implement performance-based stock options and a declassified board. These statements are neither promises nor guarantees, but involve risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including, without limitation, risks detailed in the Company’s filings with the SEC, including those discussed in the Company’s quarterly report filed with the SEC on Form 10-Q for the quarter ended November 28, 2008.
Copyright © 2009 3Com Corporation. 3Com, the 3Com logo, H3C and TippingPoint are registered trademarks of 3Com Corporation or its wholly owned subsidiaries in various countries around the world. All other company and product names may be trademarks of their respective holders.